Pricing Supplement No.  30            Rule 424(b)(2)
DATED:  12/13/95           Registration No. 33-56839
(To Prospectus Supplement dated January 17, 1995, including the Prospectus dated December 21, 1994)

$900,000,000
USL CAPITAL CORPORATION
MEDIUM-TERM NOTES, SERIES D
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note  [X]      % Fixed Rate Note [ ]
Global Security:    [x] Yes    [ ] No
Principal Amount:   $30,000,000
Settlement Date:    12/18/95   Maturity Date:  12/18/97
Interest Accrual Date:  12/18/95

New Maturity Date(s): N/A      Notice of Renewal Date(s): N/A

Issue Price:

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:   Quarterly
Interest Payment Dates:  18th day of March, June, September, December


(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:     3 Month
Base Rate(s):  Libor
If LIBOR, Designated LIBOR Page:
     [ ]  LIBOR Reuters
     [X]  LIBOR Telerate
       Index Currency:
Interest Reset Period:  Quarterly
Interest Reset Dates:   18th day of March, June, September, December

Spread (plus or minus):  +.125%

Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:  As provided in the Prospectus Supplement

Original Issue Discount Note:
[ ] Yes        [X] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:


Trade Date:    12/13/95
Name of Agent: Merrill Lynch
Agent's Discount or Commission:       $52,500
Net Proceeds to Company: $29,947,500

[ ] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [ ] 100% of Principal Amount
     [  ] ___% of Principal Amount

[X] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [X ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  90330QBF0

Additional Terms: